                                                                    EXHIBIT 99.1


Emergent Information Technologies, Inc. to Trade on Nasdaq Small Cap Market

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--May 23, 2000--Emergent Information Technologies, Inc. (Nasdaq:EITI) Tuesday announced that it will trade under the
                           ----
Nasdaq small capitalization listing following notification from Nasdaq that it does not comply with the requirements for continued listing on the Nasdaq National Market.

The switch will be effective at the opening of business on May 30, 2000. The company's trading symbol, EITI, will remain the same and the company expects no interruption or change in trading.

"Moving from the National Market to the Small Cap Market is the result of our executing certain elements of our business plan -- it really has no practical effect," said Chuck DeVore, vice president for Communications.

DeVore explained that the company's tangible net asset level had to remain above $4 million or the bid price had to remain at or above $5 per share to satisfy the maintenance standards for the National Market.

DeVore continued, "Our successful drive to diversify from our proposal management business added $55.6 million in goodwill to our books from five acquisitions completed over two years. Investing in proprietary software to boost our future earnings potential required $7.6 million in development expenses over the last five quarters. Lastly, we bought back some $9.3 million of company stock in 1999. These actions reduced our tangible net worth below the $4 million threshold. These actions also built a company with trailing 12 month revenues of $113 million, a compound annual growth rate of 58% since going public, a much more diversified customer base, and our first major software licensing revenue -- a $1.2 million agreement with a major telecommunications company announced only two weeks ago."

Emergent will overview its strategy for continued growth over the Internet through The Financial Relations Board's Virtual CEO Summit. The investor presentation and conference call will be held on May 24, 2000 at 12:00 noon EST and can be accessed at www.vcall.com.

 About Emergent

Emergent Information Technologies, Inc. (formerly SM&A Corp.) is a leading provider of IT solutions, mission critical software, modeling and simulation services, and systems engineering to business and government. Its wholly-owned subsidiary, Steven Myers & Associates, Inc. (SM&A), provides proposal management services.

Statements herein concerning the company's growth and strategies may include forward-looking statements. The company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption "Risk Factors" and elsewhere in the company's Form 10-K/A for the year ended Dec. 31, 1999, and the 10-Q for the period ended March 31, 2000 for additional information regarding risks affecting the company's financial condition and results of operations. Additional information on Emergent is now available via the Internet at http://www.emergent-IT.com.

CONTACT: Emergent Information Technologies, Inc., Newport Beach
Michael Piraino, 949/975-1487


                                      -4-